Exhibit 10.25

MIRENCO, INC.

SALES REPRESENTATION AGREEMENT

THIS AGREEMENT is made on this 1st day of May, 2003 by and between Mirenco, Inc., a corporation formed under the laws of Iowa (“Manufacturer”), and GRANT BROTHERS SALES, LIMITED , a corporation formed under the laws Canada (“Representative”).

This Agreement witnesses that for good and valuable consideration the parties agree as follows

1. Appointment: Mirenco hereby appoints Representative as Manufacturer’s exclusive sales Representative to offer, market and promote the sale of its Driver-Max™(“Product”) in the Province of Ontario (the “Territory”).

2. Duties of Representative: (a) Representative shall maintain a sales office in the Territory and devote such time as may be reasonably necessary to sell and promote Manufacturer’s Products within the Territory.

(b) Representative will:

(i) conduct all of its business in its own name and in such manner it may see fit;

(ii) subject to paragraph 4 below, pay all expenses whatsoever of its office and activities;

(iii) be responsible for the acts and expenses of its employees;

(iv) materially comply with all applicable governmental laws, rules, regulations, ordinances and orders while marketing the Products;

(v) forward to Manufacturer all Orders for Products and all payments for any Products which may have been made to Representative, provided that Representative shall inform all customers that all payments for Products are to be made to the order of and forwarded directly to Manufacturer;

(vi) Representative shall furnish to Manufacturer’s credit department any information that it may have from time to time relative to the credit standing of any of its customers;

(vii) Representative shall abide by Manufacturer’s policies and communicate same to Manufacturer’s customers; and

(viii) if requested by Manufacturer, reasonably cooperate with Manufacturer, but at Manufacturer’s cost and expense, in the collection of any past due amount owed by a customer for Products sold by Representative.

(c) Representative shall not, without Manufacturer’s prior written approval, alter, enlarge, or limit Orders; make representations or guarantees concerning Manufacturer’s Products; use any advertising, promotional material or other information regarding the Product except those provided by Manufacturer or as expressly approved in writing by Manufacturer, or accept the return of, or make any allowance for such Products.

3. Acceptance of Orders-Terms of Sale: Representative has no authority to make or accept any offers or provide quotes on the Products which are binding on Manufacturer and all Orders are subject to acceptance or rejection by an authorized officer of Manufacturer at its home office subject to all of Manufacturer’s rules, regulations, procedures and policies, including, without limitation, Manufacturer’s requirements as to Order forms and information, sales price and payment terms, credit policies and all other terms and conditions of sale of Products, all of which Manufacturer may change from time to time. Manufacturer shall give Representative written notice of each such change at least thirty (30) days prior to the effective date of such change, provided that Manufacturer shall have no liability to Representative for its failure to provide such notice. If Manufacturer notifies customer of its acceptance or rejection of an Order, a copy of any written notification shall be transmitted to the Representative. Manufacturer shall be responsible for all credit risks and collections. “Order” shall mean any commitment to purchase Manufacturer’s Products that calls for shipment into Representative’s territory.

4. Compensation: (a) In order to provide training and support for the sale of the Product in the Territory, the parties have agreed to an “initial cost-sharing” arrangement as follows: until the earlier to occur (i) that time at which commissions payable to Representative as determined in accordance with subparagraph (b) below exceed Representative’s one-half portion of the following annualized costs for a designated salesperson selected by Representative and approved by Manufacturer:

1. Base Salary - $30,000*

2. Auto/Auto Insurance - $11,000*

3. Benefits - $4,000*

[4. Commission Target - $20,000*]

*Amounts expressed in Canadian Dollars

Each party agrees to pay one-half of the foregoing costs, on a monthly basis, in arrears (being approximately [$2,100] in U.S. Dollars each on a monthly basis).

(b) From and after the end of the period described in subparagraph (a) above, Manufacturer shall pay Representative a commission equal to twenty percent (20%) of Manufacturer’s net billings on all Product shipped into the Territory. Such net billings are equal to Manufacturer’s Net Invoice Price for the Product shipped into the Territory, based on Manufacturer’s Invoices. “Net Invoice Price” shall mean the total price of the Products for which an Order is invoiced to the customer (including any increase or decrease in the total amount of the Order even though any such change in the total amount takes place after the effective date of termination of this Agreement), less:

(i) shipping and insurance costs;

(ii) sales tax, use tax or excise taxes;

(iii) any allowances or discounts granted to the customer by the Manufacturer; and

(iv) any tariffs, duties and export fees involved in international shipments.

There shall be deducted from any sums due Representative:

(i) an amount equal to commissions previously paid or credited on sales of Manufacturer’s products that have since been returned by the customer or on allowances credited to the customer for any reason by the Manufacturer; and

(ii) any other amounts due to Manufacturer from Representative.

(c) Manufacturer shall add to the amount of the commission paid an additional seven percent of the commission to cover the Goods and Services Tax (“GST”) levied on the services of sales representatives across Canada. (By registering with Revenue Canada, Excise, the tax paid by Manufacturer is refundable upon completion of a GST return). Representative’s GST registration number is R 102-174-364. Manufacturer shall include this number on each commission statement in the portion indicating the amount of the GST.

(d) Manufacturer shall pay Representative commissions (including GST) on cash recieved on or before the 20th of the month following the receipt of the any cash payment from the customer.

(e) Manufacturer shall send Representative copies of all invoices at the time Manufacturer invoices the customer. When commissions are paid, Manufacturer shall send Representative a commission statement showing commissions paid during the period and invoices on which commissions are paid.

5. House Accounts: There are no “House” accounts or “Direct” accounts within the Territory unless designated as such in an attachment to this Agreement. Upon execution of this Agreement, no such accounts may be designated without the prior written consent of Representative.

6. Duties of Manufacturer: (a) Manufacturer shall be solely responsible for the design, development, supply, production and performance of its Products and the protection of its patents, trademarks and trade names. Manufacturer will also include Representative as an additional insured on its product liability insurance policy.

(b) Manufacturer shall furnish Representative, at no expense to Representative, samples, catalogs, literature and any other material necessary for the proper promotion and sale of its Products in the Territory. Any literature which is not used or samples or other equipment belonging to Manufacturer shall be returned to Manufacturer at its request.

(c) If for any reason Representative, at Manufacturer’s request, takes possession of Manufacturer’s Products, the risk of loss or damage to or destruction of such Products shall be borne by Manufacturer, and Manufacturer shall indemnify and hold Representative harmless against any claims, debts liabilities or causes of action resulting from any such loss, damage, or destruction.

(d) Manufacturer will keep Representative fully informed about sales and promotional policies and programs affecting the Representative’s Territory.

7. Recoverable Expenses: Manufacturer, on receipt of appropriate documents, shall reimburse Respresentative monthly in arrears for previously agreed upon disbursements made on Manufacturer’s behalf. Sample disbursements include trade show expenses, costs related to special agreed upon projects and long distance charges (if no 1-800 number) for telephone conversations and faxes.

Representative shall comply with all Manufacturer’s sales policies and operating procedures, provided that such policies and procedures are not in conflict with any law, regulation, order or any applicable government or regulatory body.

8. Product Liability: Manufacturer shall indemnify Representative, its shareholders, directors, officers, employees and agents against all demands, costs, claims, liabilities, damages, losses and expenses (including reasonable attorney’s fees and expenses) arising out of any demand, claim or action by a third party, whether a direct purchaser of a Product or not, for damages or other relief arising out of the use of, or defect in, any Product. Manufacturer shall, if requested by Representative, appear in, and defend on behalf of Representative, any action instituted against Representative by a third party claiming any relief whatsoever, arising out of the use of, or defect in, any Product.

9. Termination: (a) This Agreement shall remain in force until terminated in accordance with this section. During the first 12 months after the date hereof, either party may terminate this Agreement by giving the other party 30 days prior written notice. During the second 12 month period, either party may terminate this Agreement by giving the other party 60 days prior written notice. Thereafter, an additional 30 days prior written notice must be given for each additional 12 months, or part thereof, that this Agreement is in force, up to a maximum of 180 days prior written notice, before this Agreement may be terminated.

(b) Representative is not obligated to promote the Product during the termination notice period but Representative shall no longer be the exclusive representative of Manufacturer during such period. Manufacturer shall pay Representative commissions on all orders from the Territory originated by Representative and accepted by Manufacturer during the term of this Agreement, even though such orders may be shipped after the termination of this Agreement. Upon the termination of this Agreement, Representative shall return promptly to Manufacturer all of Manufacturer’s (i) literature or other materials remaining in Representative’s possession, upon request, and (ii) samples, where samples were subject to an annual reconciliation within the preceding 12 months.

(c) The termination of this Agreement, for whatever reason or for no reason, will not affect any liability of either Manufacturer or Representative under this Agreement which shall have accrued prior to or as a result of such termination, including, but not limited to, any liability for loss on account of breach, nor shall the termination of this Agreement, for whatever reason or for no reason, affect any of the terms of this Agreement which contemplate performance by or continuing obligations of a party beyond the termination of this Agreement, including the obligations of Manufacturer and Representative under Paragraph 12 of this Agreement.

10. Marks of Manufacturer: Representative is hereby granted the nonexclusive right to use Manufacturer’s name, trademarks, service marks, trade names and logos (collectively, the “Marks”) in advertising, marketing and promoting the sale of Products. Representative will use the Marks in accordance with any written policies of Manufacturer’s regarding the use of its Marks if such written policies are provided to Representative. Any changes in any such written policies shall be effective with respect to Representative thirty (30) days after Representative’s receipt of written notice of such changes from Manufacturer. In the event, however, of any conflict or inconsistency between any of the terms and conditions of this Agreement and any of the terms and conditions of any such written policies of Manufacturer, the terms and conditions of this Agreement shall govern and control to the full extent of such conflict or inconsistency. The Marks shall at all times be the sole and exclusive property Manufacturer, and Manufacturer reserves all rights in and to the same. The rights conferred by this paragraph shall cease and terminate automatically and immediately upon the effective date of the termination of this Agreement; provided, however, that Representative shall not be in breach of this paragraph following the termination of this Agreement with respect to or by reason of any continuing use of any of the Marks in any documentation or advertising which was distributed, placed or otherwise effectuated prior to the effective date of the termination of this Agreement.

11. Nature of Relationship: Representative shall at all times be acting as an independent contractor under this Agreement, and Representative shall be solely responsible for the discharging of all obligations arising in connection with the operation of Representative’s business. Nothing contained in this Agreement and no action taken or omitted to be taken by Manufacturer or Representative pursuant hereto shall be deemed to make Manufacturer (or any employee other personnel of Manufacturer) or Representative (or any employee or other personnel of Representative ) an employee or agent of the other or to constitute Manufacturer and Representative a partnership, an association, a joint venture or other entity whatsoever. This Agreement is not intended and shall not be construed to cause Manufacturer or Representative to be responsible in any way for the acts, omissions, debts, liabilities or obligations of the other (including, without limitation, any liability arising from any negligence or other acts or omissions of the other). Neither Manufacturer nor Representative have the authority to bind the other in any respect whatsoever.

12. Indemnification: (a) Representative shall defend, indemnify and hold Manufacturer harmless from and against any claim, counterclaim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, arising in connection with or resulting from any breach of any agreement on the part of Representative under this Agreement.

(b) Manufacturer shall defend, indemnify and hold Representative harmless from and against any claim, counterclaim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, in any way arising in connection with or resulting from:

(i) any breach of any agreement on the part of Manufacturer under this Agreement;

(ii) any alleged or actual violation, breach, conflict or infringement of or by any of the Products of the Marks of any patent, trademark, service mark, trade name, copyright license, trade secret, invention, proprietary or confidential information, nondisclosure or other intellectual property or other right, entitlement, benefit or interest whatsoever of any person; and

(iii) any performance or nonperformance by Manufacturer or of any Products, including, without limitation, any failure of Manufacturer or any Products to meet or comply with any agreement, representation or warranty as may be made or given by Manufacturer with respect to any Products of otherwise. None of the preceding subclauses is intended to limit or restrict any of the other subclauses, with each such subclause intended to be in addition and cumulative to each of the other subclauses.

13. Giving of Notice: (a) All notices, demands, requests, and other communications desired or required to be given hereunder (“Notices”), shall be in writing and shall be given by:

(i) hand delivery to the address for Notices,

(ii) delivery by overnight courier service to the address for Notices; or sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

(b) All Notices shall be deemed given and effective upon the earlier to occur of:

(i) the hand delivery of such Notice to the address for Notices,

(ii) one (1) business day after the deposit of such Notice with an overnight courier service by by the time deadline for next day delivery addressed to the address for Notices; or

(iii) three (3) business days after depositing the Notice in the United States mail as set forth above. All Notices shall be addressed to the addresses set forth below the signatures to this Agreement, or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice.

14. No Waiver; Modifications in Writing: No failure or delay in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by Manufacturer and Representative.

15. Consent to Jurisdiction; Waiver of Jury Trial: Manufacturer and Representative hereby irrevocably submit to the exclusive jurisdiction of any United States federal or Iowa district court sitting in Des Moines, Iowa, United States in any action or proceeding arising out of or relating to this Agreement, and Manufacturer and Representative each irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in any such court; provided, however, that suits or actions to enforce any judgments or orders of any such court may be brought in any appropriate court and jurisdiction. Manufacturer and Representative each irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum, non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in any such courts or jurisdictions. Manufacturer and Representative each hereby unconditionally waive any right to a jury trial with respect to and in any action, proceeding, claim, counterclaim, demand or other matter whatsoever arising out of this Agreement.

16. General: Manufacturer shall not hire any employee of Representative during the term of this Agreement or during the two year period following termination. Neither party may assign this Agreement without the consent of the other, such consent not to be unreasonably withheld. In this Agreement words imparting the singular include the plural and vice versa. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permiteed assigns. This Agreement shall be governed by the laws of Iowa and the applicable laws of the United States, excluding principles of conflicts of laws. This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

MIRENCO, INC.		GRANT BROTHERS SALES LIMITED

	/s/ Dwayne Fosseen		/s/John Grant
Name:	Dwayne Fosseen	Name:	John Grant
Title:	President and CEO	Title:	PRESIDENT